THIRD AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF STOCK EXCHANGE

THIS THIRD AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT by and between AllCom and Genie Gateway, on the one hand, and WWA Group, Inc., on the other hand, and the AGREEMENT AND PLAN OF STOCK EXCHANGE by and between AllCom, on the one hand, and WWA Group, Inc., on the other hand (collectively "the Agreements"), is made this second day of April, 2015, to replace and supersede the previously agreed to first and second Amendments.

RECITALS:

WHEREAS, pursuant to the Agreements, the closing of all transactions contemplated therein was to be on or before March 16, 2015, which was subsequently amended and moved to April 17, 2015;

WHEREAS, the parties to the Agreements have agreed to close the transactions contemplated by the Agreements in advance of having WWA Group, Inc. (“WWAG”) undergo certain corporate changes, primarily a name change and reverse stock split (the “Corporate Changes”), rather than have WWA Group, Inc. complete the Corporate Changes in advance of the closing of the transaction, as originally contemplated by the Agreements; and

WHEREAS, the parties to the Agreement have agreed, upon the following terms and conditions, to amend the Agreements as set forth herein.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.

Closing Date.

The Closing Date shall be extended to April 17, 2015.

2.

Corporate Changes.

The Closing of the transactions contemplated by the Agreements will now occur as soon as possible and before the effectiveness of the proposed Corporate Changes, rather than having the Corporate Changes go effective prior to the Closing as originally contemplated by the Agreements.   In consideration of Allcom allowing the Closing to occur prior to the effectiveness of the Corporate Changes and in exchange for Allcom now having to fund the Corporate Changes and take on the risk that the Corporate Changes may not be approved, WWAG agrees to issue Allcom 125,798,890 shares of its common stock at the Closing in addition to the WWAG securities already to be issued to Allcom at the Closing for Allcom’s shares in Genie Gateway.

3.

Article 2 of the previously executed, AGREEMENT AND PLAN OF STOCK EXCHANGE, by and among AllCom And WWA Group, Inc., Dated as of January 30, 2015, will be replaced and superseded, with the new Article 2 as described below.

ARTICLE 1

ARTICLE 2
EFFECT OF THE EXCHANGE ON THE CAPITAL STOCK OF WWAG

ARTICLE 3

ARTICLE 4

ARTICLE 5

ARTICLE 6

ARTICLE 7 AND GATEWAY

7.1

At the Effective Time, by virtue of the Exchange and without any action on the part of AllCom, Gateway or WWAG or any holder of capital stock of AllCom, Gateway or WWAG:

(a)

Capital Stock of Gateway.  Each issued and outstanding share of capital stock of Gateway shall and without any action on the part of any holder thereof, be transferred by AllCom to WWAG in exchange for of the following: (i) 125,798,890 newly issued shares of WWAG’s common stock, (ii) 5,000,000 shares WWAG’s newly created “Series B” Preferred Stock, and (iii) 10,000,000 shares WWAG’s newly created “Series C” Preferred Stock.  The combination of such newly issued common stock and Preferred Stock shares shall thereafter constitute approximately ninety-seven percent (97%) of all of the issued and outstanding capital stock of WWAG.

(b)

Conversion of WWAG Stock. Subject to other provisions of this Article 2:

(i)

WWAG represents that, after the issuance of the shares of WWAG common stock to Allcom set forth in Article 2(a), it will have 500,000,000 Common Shares and 2,000,000 Series “A” Preferred Shares issued and outstanding at the Closing (individually a “Share” and collectively the “Shares”). WWAG further agrees that prior to the Closing it will take the necessary steps to create and deliver to AllCom, at the Closing, two new classes of Preferred Stock with the rights and preferences agreed upon by the parties prior to Closing, including, 5,000,000 shares, Series “B” Preferred shares that automatically convert into 16,666,666 newly issued shares of WWAG common stock (after giving effect to the one hundred-to-one reverse stock split) immediately upon the effectiveness of the reverse stock split , and 10,000,000 shares of Series “C” Preferred shares, which are convertible at AllCom’s option, into  144,994,200 of newly issued WWAG Common Shares, (after giving effect to the one hundred-to-one reverse stock split), which will represent eighty-seven percent (87%) ownership of WWAG, (the “Merger Consideration”).

(ii)

At the Effective Time, theholders of the currently issued WWAG Series “A” Preferred shares will transfer their 2,000,000 WWAG Series “A” Preferred Shares to AllCom, in return for 108,000 post-split shares of WWAG Common Shares as described above in Section (b)(i) which will be delivered by WWAG immediately after (the one hundred-to-one reverse stock split) takes place.  The Series “A” Preferred Shares transferred to Allcom at the Closing will be cancelled by Allcom upon the effectiveness of the reverse stock split.

(c)

If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay any and all transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of WWAG that such tax has been paid or is not payable.

Notwithstanding anything to the contrary in this Section 2.2, AllCom shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

4.

Further Consideration To WWAG.

After the Closing, AllCom will continue with its efforts to raise additional capital and agrees that from the first One Million Dollars ($1,000,000) of proceeds received from the Securities Purchase Agreement, deliver to WWAG the sum of One Hundred Thousand dollars ($100,000) for the sole purpose of WWAG paying its Creditors (including Officers) monies owed as of March 31, 2015.

5.

Option To Purchase.

Tom Nix shall have an option, beginning on July 31, 2015, and ending on September 30, 2015, to purchase WWAG's cable television system business for the sum of Twenty Five Thousand Dollars ($25,000), payable directly to WWAG. The parties hereto agree to waive the above Twenty Five Thousand Dollars ($25,000) in return for Tom Nix personally covering any and all burn rate (negative shortfall) resulting from the cable television operation from the Closing to the time of exercising the above option. If exercised, all parties hereto waive any and all claims that such cable television was to be included in WWAG's assets at time of Closing, or thereafter.

In all other respects, the Agreements are ratified and affirmed and are binding upon all parties hereto.

IN WITNESS HEREOF, this Third Amendment to Securities Purchase Agreement and Agreement and Plan of Stock Exchange is executed on the date above first written.

ALLCOM

WWA GROUP, INC.

/s/ Thomas Skala                                                                                     /s/ Thomas A. Nix

By: Thomas Skala, President

By: Thomas A Nix, President

GENIE GATEWAY

Thomas A Nix

/s/ Thomas Skala                                                                                  /s/ Thomas A. Nix

By: Randall Skala, President

           By: Thomas A Nix, individually

Stephen Spencer

By: /s/Stephen Spencer

Stephen Spencer, individually

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